LEGG MASON PARTNERS MUNICIPAL FUNDS

Certificate of Amendment

The undersigned, Assistant Secretary of Legg Mason Partners Municipal Funds (the “Trust”), a Massachusetts business trust, does hereby certify, pursuant to Section 9.3(c) of the Trust’s Restated Declaration of Trust (the “Declaration”), that by action of at least a majority of the Trustees then in office at a meeting duly called and held on June 22, 2006, the Trustees, pursuant to Section 9.3(a) of the Trust’s Declaration, changed the name of a series of shares of beneficial interests of the Trust as follows:

Current Series Name	New Series Name
Legg Mason Partners Limited Term Municipals Fund	Legg Mason Partners Intermediate-Term Municipals Fund

This Amendment shall become effective on September 1, 2006 at 9:00 a.m. EDT.

IN WITNESS WHEREOF, the undersigned, Assistant Secretary of the Trust, has executed this Certificate as of the 22 day of August, 2006.

LEGG MASON PARTNERS MUNICIPAL FUNDS

By:	/S/ THOMAS C. MANDIA
Thomas C. Mandia Assistant Secretary